THIS AGREEMENT is made and entered into as of February 1, 2008 by and between Axum Partners with offices at 306 County Line Road, Wayne, PA 19087 (hereinafter referred to as "Consultant"), and PRWT Services, Inc. with offices at 1835 Market Street, 8th Floor, Philadelphia, PA 19103 (hereinafter referred to as "PRWT").

WITNESSETH:

WHEREAS, the executives and employees of PRWT are working to redefine PRWT's mission, vision and core values and to establish the culture of PRWT; and

WHEREAS, Consultant has a history of working with PRWT's executives and employees; and

WHEREAS, PRWT and Consultant desire to enter into this agreement whereby Consultant agrees to provide PRWT with the consulting services that are agreed to and set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I – SERVICES

A. In accordance with the terms and conditions of this Agreement, Consultant shall perform those consulting services set forth on the Statement of Work attached hereto as Exhibit 1 and incorporated herein, and such other services that may be assigned to Consultant by PRWT in support of PRWT's Human Resource initiatives (hereinafter collectively referred to as "Services")

B. Any Services required to be performed by Consultant pursuant to this Agreement in addition to the Statement of Work shall be assigned to Consultant by Malik Majeed, PRWT's Senior Vice President, Human Resources (hereinafter referred to as "Majeed"). Although Consultant may be required to work with other executives, employees and consultants of PRWT, all Services will be assigned to Consultant by Majeed and all of consultant's work products and/or copies thereof, shall be delivered to Majeed.

C. During the term of this Agreement, Consultant shall be available to PRWT at all reasonable times for consultation by telephone, e-mail and other forms of communication and correspondence, and shall be available to work as needed in PRWT's offices in Philadelphia, or such other location designated by Majeed. Majeed shall give Consultant reasonable notice of any Services required of consultant hereunder that are not set forth in the Statement of Work and a schedule for the performance of those Services. Majeed and Consultant hereby agree to cooperate in resolving any scheduling conflicts that arise concerning Consultant being available to work at the offices of PRWT or such other location that may be required by Majeed.

D. Consultant shall be responsible for the accuracy and adequacy of its work product, whether it be written materials, collaborative materials or other materials produced by Consultant in the course of performing the Services required pursuant to this Agreement.

SECTION 2 – COMPENSATION

A. The compensation to Consultant for the Services performed during the term of this Agreement shall be Sixty-Five Thousand Dollars ($65,000.00), payable in equal installments of Twenty-One Thousand Six Hundred Sixty-Six Dollars ($21,666.00) as follows:

Installment #1: less any fees already charged and paid shall become due and payable to Consultant upon execution of this Agreement,

Installment #2: shall become due and payable to Consultant upon the satisfactory completion by Consultant of Phases 1 and 2 as set forth in the Statement of Work on Exhibit 1, and

Installment #3: shall become due and payable to Consultant upon the satisfactory completion by Consultant of Phase 3 as defined in the Statement of Work on Exhibit 1.

Consultant shall provide Majeed with an invoice for Installment #1 concurrently with the execution of this Agreement. Thereafter Consultant shall provide Majeed with an invoice for Installment #2 upon the satisfactory completion of Phases 1 and 2 of the Statement of Work and for Installment #3 upon the satisfactory completion of Phase 3 of the Statement of Work. Other than for Installment #1 PRWT shall pay Consultant within thirty (30) days after the Consultant's invoice has been received by Majeed and Majeed has agreed that the corresponding Services have been satisfactorily completed. If the Services are incomplete and Consultant has delivered an invoice to PRWT, Consultant and Majeed agree to work with one another to complete the Services quickly and amicably.

B. PRWT shall reimburse Consultant for all travel and other expenses incurred by Consultant in the performance of its Services pursuant to this Agreement, provided that all such expenses are authorized and approved in advance by Majeed. Consultant shall provide supporting documentation verifying that all invoiced expenses were incurred by Consultant in conjunction with performing Services pursuant to this Agreement.

C. It is understood and agreed by Consultant that the payments authorized in this Section 2, when received by Consultant, shall constitute the total compensation and expense reimbursement to be paid to Consultant hereunder, and that no other benefits of any nature shall accrue as a result of the performance of the Services by Consultant hereunder.

D. All payments (including the reimbursement of expenses) to Consultant shall be made solely by check or bank transfer to the order of Consultant at the address set forth in Section 8 hereof or such other address as Consultant may from time to time specify in writing. No payment shall be in cash or other bearer instrument or, except pursuant to an assignment approved in writing by PRWT, to any person, firm or corporation other than Consultant.

SECTION 3 - CONFIDENTIAL INFORMATION

Consultant agrees that all Services to be performed by Consultant hereunder will be performed exclusively for PRWT and that during and after the term of this Agreement, Consultant shall not use or disclose any PRWT, or PRWT customer, confidential or proprietary information that it has in its possession or which it has gained access to as a result of providing Services to PRWT hereunder, for any personal use on its own behalf or any other party without the prior written consent of PRWT.

SECTION 4 - TERM OF AGREEMENT

A. This Agreement shall commence on February 1, 2008 and shall continue until the Services have been completed satisfactorily by Consultant as determined by Majeed. It is anticipated that the Services will be performed within a time frame not to exceed February 28, 2009 and both the Consultant and Majeed will work to complete the Services within the prescribed time frame.

B. Either party hereto may terminate this Agreement upon ten days written notice to the other party; provided that if Consultant terminates this Agreement, it shall be fully responsible to reconcile with Majeed how any unfinished Services and the work product thereof for any and/or all of the Phases set forth on the Statement of Work attached hereto as Exhibit 1 that Consultant has begun to work on will be completed, transferred to a new consultant or returned to PRWT. Consultant shall also to return to PRWT or destroy, if directed by PRWT, all proprietary and confidential information in its possession. The foregoing, notwithstanding, the confidentiality provisions set forth in Section 3 of this Agreement shall survive its termination or expiration.

SECTION 5 - REPRESENTATIONS OF CONSULTANT

Consultant hereby agrees to be bound by the following representations in connection with the Services it shall perform pursuant to this Agreement:

a. Consultant shall act as an independent Contractor; shall not represent itself as an employee or agent of PRWT; and shall not, unless authorized in writing by PRWT, attempt to create obligations of PRWT to third parties.

b. Consultant has made full disclosure of any services similar to those being provided hereunder, which Consultant or any of its employees, or members of its

firm, is currently providing to a supplier, customer, or competitor of PRWT. Furthermore, for the term of this Agreement, Consultant shall disclose to PRWT its intent to provide services to any supplier, customer or competitor of PRWT, before entering into any such agreement.

c. Consultant shall not make, or promise to make, any payments for political purposes on behalf of PRWT.

d. The solicitation or receipt of any classified or unclassified information directly or indirectly, by Consultant from the United States government or any state or municipal government in the course of performing Services under this Agreement shall be made or obtained strictly in accordance with all of the laws and regulations pertaining to the protection, acquisition, or use of such information or documents.

e. In the event Consultant or any member of Consultant's staff is a former employee or official of any governmental entity, Consultant hereby certifies that it is familiar with the restrictions and prohibitions to which such ex-employees or officials may be subject with regard to post-government employment. Consultant agrees that no Services will be performed, nor any of Consultant's staff be assigned to work under this Agreement, if such assignment or work would violate the restrictions or prohibitions to which Consultant or its staff may be subject.

Consultant shall give immediate written notice to PRWT at any time during the term of this Agreement that Consultant knows or should have known that any representation set forth in this Section 5 is no longer accurate. At such time that PRWT becomes aware that any representation set forth in this Agreement, whether by notice from Consultant or independently, is no longer true and accurate, PRWT may at its discretion, terminate this Agreement immediately, notwithstanding any other notice requirements set forth in this Agreement, upon written notice to Consultant effective the date of such notice or the date on which such representation became untrue and inaccurate. Upon termination, Consultant shall not be entitled to receive any further compensation whatsoever under this Agreement for any Services being performed or any expenses incurred after the date of termination. Furthermore, Consultant hereby agrees to indemnify, defend and save harmless PRWT from and against any and all claims, suits, damages and costs of any kind, including all reasonable defense costs, attorney's fees arising out of or pursuant to, whether directly or indirectly, any violation of these representations or this Agreement by Consultant and the indemnity provided hereunder shall survive termination of this Agreement.

SECTION 6 - NO ASSIGNMENT

Consultant agrees that neither this Agreement or any rights or obligations hereunder may be assigned or transferred, in whole or in part, by Consultant without the prior written

consent of PRWT, which consent shall be granted only upon approval of PRWT's General Counsel. Consultant also hereby acknowledges that it may not appoint any agent or representative to act for it under this Agreement without PRWT's prior written consent.

SECTION 7 - INTERPRETATION: ENTIRE AGREEMENT; AMENDMENT

This Agreement, together with all amendments hereto: (a) shall be construed under and governed by the laws of the Commonwealth of Pennsylvania, and the parties hereto consent to the jurisdiction of the Commonwealth of Pennsylvania; (b) embodies the entire understanding between the parties concerning the subject matter hereof; (c) may be altered or amended only in writing signed by both parties concurrently with or subsequent to the date of this Agreement; and (d) supersedes all prior written or oral understandings or agreements of the parties (including predecessors or assigns) concerning the subject matter hereof.

SECTION 8 – NOTICES

Any notice required pursuant to this Agreement shall be in writing, unless otherwise stated in the Agreement, and shall be sent by certified mail, postage prepaid and addressed as follows:

To PRWT:
PRWT Services, Inc.
George R. Burrell, Esquire
General Counsel
1835 Market Street, 8th Floor
Philadelphia, PA 19103

With a copy to:

Malik Majeed, Esquire
Senior Vice President, Human Resources
PRWT Services, Inc.
1835 Market Street, Suite 800
Philadelphia, PA 19103

To Consultant:
Axum Parters
Sonya Weigle, President
306 County Line Road,
Wayne, PA 19087

The date upon which a written notice hereunder is received by the other party shall be the official date of such notice.

SECTION 9- EFFECT OF INVALIDITY

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, the remaining provisions shall nevertheless be binding with the same effect as if the invalid or unenforceable part or parts were originally deleted

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

AXUM PARTNERS:	**PRWT SERVICES, Inc.**
By: Sonya W. Wright	By: [signature]
Title: President	Title: SVP, Human Resources

PRWT Services, Inc./Axum Partners - Statement of Work

Steps to develop Executive Comp for Holding Company and Cherokee	35 Hours		Not covered
Phase 1			
Pre issuance communication plan for employees (Cherokee)	40	development time (6 hours of development for each hour of training)	Delivery requirements
Organizational structure to the operational level developed and approved	12-20	meeting with executives	
Job descriptions written and approved	15- 20	assuming JD exist	
Goals and Objectives determined for 12 - 18 months	5	review of submitted information	content review or assistance
Phase 2			
Plan documents drafted for review and approval by Corporate attorneys	35	hours	
Supporting documents developed		included in above	
Stock Option Pool Determined based on Valuation -- multiple scenarios developed for pharmaceutical and holding company	25 - 35		
Develop recommendations and presentation to comp committee, determination using Radford and/or Edgar.	40 - 80		
Determine company peer group, level of stock option participation for each position, provide recommendations to review team (Sonya, Jerry, Harold, Malik);			
Review and approval by compensation committee; review and approval by board of directors) to include base, cash bonus, stock options -- initial and on going -- total cash compensation and total direct compensation			

Phase 3

Employee communication plan for design and issuance	30		Delivery requirements
Transfer company contacted and negotiated	20		

Assumes 30 - 60 hours for cash short term and long term plans for the other two entities.	
More hours could be required if they need help and support for developing measurable outcomes	
Total Hours	315